Exhibit 10.3
Transition and Separation Agreement

This Transition and Separation Agreement (“Agreement”) is made and entered into by and between Paylocity Corporation, a subsidiary of Paylocity Holding Corporation, a Delaware corporation (“Paylocity” or “Company”), and Michael Haske, an individual (“Haske”) as of the last date set forth on the signature pages hereto. Each of the Company and Haske is a “Party,” and, collectively, they are the “Parties.”

WHEREAS, Haske has been employed as the President and Chief Operating Officer of the Company and is currently employed under the terms of that certain Second Amended and Restated Executive Employment Agreement, dated as of February 7, 2014, by and between Haske and the Company (“Employment Agreement”);

WHEREAS, Haske has expressed his intention to voluntarily resign his employment with the Company;

WHEREAS, the Company desires to maintain Haske’s employment through September 1, 2022 (“Separation Date”), or such other date as the Parties may subsequently agree in writing, in order to effectively transition his duties and to provide such other services to the Company as it may require, subject to the terms and conditions expressed herein;

WHEREAS, the Company further desires to provide Haske certain compensation and benefits in exchange for the promises by Haske set forth herein, as well as the promises by Haske set forth in the Consulting Services Agreement included herewith; and

WHEREAS, in order for this Agreement to become enforceable, Haske must concurrently enter into the Consulting Services Agreement included herewith;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the Company and Haske, intending to be legally bound, agree as follows:

1.Transition Period; Separation Benefits. The Parties agree that Haske’s employment with the Company shall terminate effective the Separation Date, or such other date as the Parties may subsequently mutually agree in writing; provided, however, that nothing in this Agreement is intended to modify the terms of the Employment Agreement, including the termination provisions set forth therein, or the at-will nature of Haske’s employment with the Company, and either Haske or the Company may accelerate the Separation Date at his or its discretion (subject to the notice periods set forth in the Employment Agreement). Between the execution of this Agreement and the Separation Date (“Transition Period”), Haske shall remain employed by the Company upon the same terms and conditions on which he is currently employed, including the terms and conditions set forth in the Employment Agreement, including eligibility for an Annual Bonus (as defined in the Employment Agreement) in respect of fiscal year 2022 and continued vesting of his outstanding equity awards in accordance with their terms and as set forth on Exhibit I to this Agreement, and will cooperate reasonably in the transition of his duties and provide such other services as the Company may reasonably require and which are consistent with his position. Provided that Haske does not accelerate the Separation Date, and the Company does not accelerate the Separation Date for Cause (as defined in the Employment Agreement), and provided further that Haske enters into the Consulting Services Agreement and Bring-Down Release attached hereto, then the Company shall provide Haske the following benefits to which he is not otherwise entitled, as described in further detail in Section 5 of the Consulting Services Agreement:

•Continued exercisability of certain of Haske’s outstanding unexercised options subject to terms and conditions of this Agreement and the Consulting Services Agreement; and
•Opportunity to vest in certain of Haske’s unvested outstanding restricted stock unit awards subject to the terms and conditions of this Agreement and the Consulting Services Agreement.

For avoidance of doubt, in the event the Company accelerates the Separation Date without Cause (as defined in the Employment Agreement), then Haske shall remain eligible to receive these benefits, as well as the Severance Payment (as defined in the Employment Agreement), subject to the terms and condition of this Agreement and the Consulting Services Agreement. In the event that Haske accelerates the Separation Date, then Haske shall have forfeited his eligibility for these benefits.
2.General Release of Claims. In consideration for promises by the Company set forth in this Agreement, Haske, on behalf of himself and his assigns, heirs, agents, legal representatives, and anyone else who could claim by or through him, does hereby, to the maximum extent permitted by law, fully, forever, irrevocably, and unconditionally release, remise, and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Haske ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Haske’s employment with or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Illinois Right to Privacy in the Workplace Act, and the Illinois Workplace Transparency Act, all as amended and including their implementing regulations, as well as any other federal, state, or local statute(s) or other law(s) or common law prohibiting discrimination or harassment in employment or granting rights to an employee arising out of an employment relationship, as well as any claims for wages, employee benefits, vacation pay, severance pay, health or welfare benefits, bonus compensation, or other remuneration, damages, fees, costs or other relief for any obligations, contracts, claims for defamation, invasion of privacy, intentional or negligent infliction of emotional distress, negligence, gross negligence, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, or torts for any and all alleged acts, omissions, or events through the date on which Haske signs this Agreement (“General Release”).
Haske acknowledges that the foregoing General Release is an integral part of this Agreement, and such release of claims and this entire Agreement are written in plain English, understandable by Haske. Haske also represents that he has not given or sold any portion of any claim discussed in this Agreement to anyone else. Further, Haske waives and releases the Released Parties from any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make this release not binding. Nothing herein shall be construed to release or waive any of Haske’s rights or claims that may arise from acts or events that occur after the date on which he signs this Agreement, including any rights to enforce this Agreement and the Consulting Services Agreement. It is further agreed that nothing in this Agreement is intended to or shall be construed to release (i) any claims that cannot be waived by law, such as claims for unemployment benefit rights, workers’ compensation, or healthcare continuation coverage pursuant to COBRA (if applicable), (ii) any vested benefits that Haske has earned or accrued as a result of his employment with the Company, or (iii) any rights to indemnification and/or advancement that Haske may retain following the Separation Date in accordance with the terms and conditions of the Company’s Bylaws and Articles of Incorporation, as may be amended from time to time as well as the Indemnification Agreement between the Company and Haske dated on or about February 7, 2014.
3.Release of Company Claims. In consideration for, among other terms, Haske’s release of claims pursuant to the preceding Section, the Company hereby and forever releases Haske from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action arising out of or relating to Haske’s employment with or responsibilities to the Company and the termination of that employment or those responsibilities, whether presently known or unknown, suspected or unsuspected, that the Company may possess against

Haske arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement; provided that the Company does not release Haske from any claim relating to Haske’s continuing obligations under Haske’s Employment Agreement, including but not limited to Section 11 (“Non-Competition”), Section 12 (“Non-Solicitation”), Section 13 (“Nondisclosure of Confidential Information”), and Section 14 (“Enforcement; Remedies’ Construction”) of the Employment Agreement, and, further, the Company does not release Haske from any civil claim that is based on conduct that also satisfies the elements of a criminal offense (collectively, the “Excepted Claims”).  The undersigned Company representative has no knowledge or reason to believe that the Company has any Excepted Claims against Haske.  The Company agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement or the provisions of the Employment Agreement set forth herein (either prior to or following the Effective Date), nor does it extend to an Excepted Claim.  This release does not release claims that cannot be released as a matter of law.

4.Waiver of Unknown Claims. As the releasor, Haske has been advised to consult with counsel and, further, that he is familiar with the principle that a general release may not extend to claims that the releasor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the Released Parties. Haske, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

5.Rights Not Waived. Nothing in this Agreement prevents Haske from filing any non-legally-waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission or comparable state or local agency, or from participating in any investigation or proceeding conducted by any such agency; however, Haske understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such agency proceeding or subsequent legal actions to the maximum extent permitted by law. In addition, nothing in this Agreement prohibits or impedes Haske from reporting possible violations of law or regulation to any government agency or entity, making other disclosures that are protected under whistleblower provisions of law, or receiving an award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program. Haske does not need prior authorization to make such reports or disclosures and is not required to notify the Company that he has made any such report or disclosure.

6.Assignment of Work Product/Works for Hire. Haske acknowledges and agrees that any work product prepared, conceived, or developed by him during the term of his employment with the Company, including all written documents and electronic data pertaining thereto, is and shall remain the exclusive property of the Company, and will be considered confidential and proprietary information of the Company. Haske agrees that, when appropriate and upon written request of the Company, he will acknowledge that his work product constitutes “works for hire” and will cooperate in the filing for patents, copyrights, or trademarks with regard to any or all such work product and will sign any documentation necessary to evidence ownership of such work product in the Company.
7.Restrictive Covenants. Haske acknowledges that as President and Chief Operating Officer of the Company, Haske has had and will continue to have unique and extraordinary access to the Company’s protectable interests, including trade secrets and other confidential information, and relationships with the Company’s customers and employees. Haske further acknowledges that he will have access to these protectable interesting during the Consulting Period described in the Consulting Services Agreement entered into concurrently herewith. Haske further acknowledges that these protectable interests are key to the Company’s competitive advantage, and that any erosion of these protectable interests caused by Haske’s violation of the covenants set forth herein would cause the Company immediate, irreparable harm to which no adequate remedy at law may exist. Accordingly, Haske hereby covenants and agrees as follows:
(a)Non-Competition. During the Restricted Period, Haske shall not, in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which Haske was involved or had knowledge, or that is being conducted or actively being developed by, the Company or any of its subsidiaries as of the Separation Date in any geographic area in which the Company or any of its subsidiaries is then conducting such business.

(b)Non-Solicitation. Haske acknowledges that the Company’s relationship with its clients, employees, vendors, suppliers and other persons with whom the Company has a business relationship (hereinafter referred to as “Prohibited Persons”), are special and unique, and that the Company’s relationship with the Prohibited Persons may not be able to be replaced by the Company.  Haske further acknowledges that the protection of the Company’s Prohibited Persons is essential.  Therefore, Haske expressly covenants and agrees that during the Restricted Period, Haske will not at any time for himself or on behalf of any other person, firm, partnership or corporation:  (1) induce, or attempt to induce, any Prohibited Persons either to refrain, or to cease doing business with the Company; or (2) directly or indirectly solicit, hire, induce or otherwise engage a Prohibited Person.

(c)Confirmation of Prospective Conduct. During the Restricted Period, Haske may submit a written request to the Company prior to engaging in any conduct potentially subject to Section 7(a), and the Company shall respond to Haske in writing within twenty-one (21) days of receipt of such request confirming whether the Company considers such conduct to be in breach of such covenants based on the information set forth in Haske’s request. Haske’s submission of such request shall not, absent other conduct, be deemed a breach of this Agreement.

(d)Definitions. As used in this Section 7, “Restricted Period” means the period of Haske’s employment with the Company, the period of Haske’s engagement with the Company pursuant to the Consulting Services Agreement, and a period of twenty-four (24) months following the later of the termination or conclusion of such employment or engagement.

(e)Irreparable Harm; Remedies. Haske covenants and agrees that the breach or threatened breach of the covenants contained in this Section 7 will result in immediate and irreparable injury to the Company and that the Company shall be entitled to an injunction in any court of competent jurisdiction restraining Haske or any of his affiliates from any violation of this Section 7 to the fullest extent allowed by law. Nothing herein shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies that may be available to it for any such breach or threatened breach. Haske further agrees that in the event he breaches the covenants, or any of them, contained in this Section 7, he shall forfeit and be required to return any previously issued unearned shares as specified in the Consulting Services Agreement, and the Restricted Period will be automatically extended by the length of time any such breach remains continuing.

(f)Further Acknowledgments. Haske acknowledges that he has read and understands the covenants set forth above in this Section 7, has been advised and has had an opportunity to discuss them with counsel of his choice, has been given fourteen (14) days to consider the covenants, and that such covenants are reasonable in all respects and are necessary to protect the legitimate business and competitive interests of Company. Haske further acknowledges that each of the covenants set forth in this Section 7 and the subdivisions thereof are separately and independently given, and each such covenant is intended to be enforceable separately and independently of the other such covenants, including, without limitation, enforcement by injunction without the necessity of proving actual damages or posting any bond or other security; provided, however, that the invalidity or unenforceability of any provision of this Section 7 in any respect shall not affect the validity or enforceability of the remainder of this Agreement in any other respect.  In the event that any provision of this Section 7 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Agreement or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provision has been challenged had been drafted in a way that would be valid and enforceable.

8.Return of Company Property. At any time upon the Company’s request, Haske agrees to return to the Company all keys, files, records (and copies thereof), equipment (including computer hardware, software and printers, flash drives and storage devices, smartphones, tablets, etc.), Company identification, and any other Company-owned property in Haske’s possession or control and to leave intact all electronic Company documents, including those that Haske developed or helped to develop during his employment or engagement by the Company, without retaining any copies. Haske further agrees to cancel all accounts for his benefit, if any, in the Company’s name, including credit cards, wireless data accounts, and computer accounts. Haske also agrees to provide to the Company all usernames or IDs and related passwords or other login or access information for all Company-related equipment, software, hardware, and electronic or digital programs, systems, or interfaces. The items referenced in this Section 8 shall be collectively referred to as “Company Property.”

9.Non-Disparagement. Subject to Section 5 above, Haske agrees that he will not make, either publicly or privately, verbally or in writing, any derogatory, disparaging, or untruthful statements about the Company or the Released Parties to any other person or entity.

10.Continuing Obligations. Haske acknowledges and agrees that nothing in this Agreement modifies or supersedes those continuing obligations set forth in Section 11 (“Non-Competition”), Section 12 (“Non-Solicitation”), Section 13 (“Nondisclosure of Confidential Information”), and Section 14 (“Enforcement; Remedies’ Construction”) of the Employment Agreement, which shall remain in full force and effect in accordance with their terms.

11.No Admission of Liability. Haske and the Company acknowledge and agree that nothing in this Agreement shall be construed as an admission of any liability for any claim in connection with Haske’s employment with the Company, separation from the Company, or otherwise.

12.Modification; Entire Agreement; Severability; Waiver.

(a)This Agreement may not be amended, modified, or terminated, unless done so in writing and signed by Haske and any other authorized officer of the Company on behalf of the Company.

(b)Except as expressly referenced herein, this Agreement supersedes all prior agreements and understandings, oral or written, between Haske and the Company with respect to Haske’s employment with or separation of employment from the Company.

(c)If any one or more of the provisions contained in this Agreement is determined to be void, illegal, or unenforceable, in whole or in part, the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained herein; provided, however, that if the General Release of Claims is held to be invalid, illegal, or unenforceable, then Haske will enter into a new Agreement with an enforceable release, unless otherwise agreed to in writing by all Parties.

(d)No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.No Guarantee of Tax Consequences. The Company makes no commitment or guarantee to Haske that any federal, state, local, or other tax treatment will (or will not) apply or be available to Haske and assumes no liability whatsoever for any potential tax consequences (including any penalties or interest related thereto) to Haske.

14.Section 409A. This Agreement and the payments and benefits provided hereunder are intended to comply with or otherwise be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed, interpreted, and administered in a manner consistent with such intent. Any payment made under this Agreement will be treated as a separate payment and the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments. If Haske is a “specified employee” (within the meaning of Section 409A), any payments or benefits that are treated as nonqualified deferred compensation for purposes of Section 409A and that are payable or provided as a result of Haske’s “separation from service” (within the meaning of Section 409A) that would otherwise be paid or provided prior to the earliest of the dates set forth in this sentence shall instead be deferred, accumulated, and paid in a lump sum or provided on the earliest of (i) the first day of the seventh month following Haske’s separation from service, (ii) the date of Haske’s death, or (iii) any date that otherwise complies with Section 409A.

15.Choice of Law; Venue. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, regardless of any conflict of law rules to the contrary. Venue for any action arising out of or in connection with this Agreement or Haske’s employment with or separation from the Company shall lie solely and exclusively in the state and federal district courts located in (or for) the State of Delaware, and both Haske and the Company agree to submit to the exclusive jurisdiction of such courts and hereby waive any argument that such courts are an inconvenient forum.

16.Irreparable Harm. Haske agrees and acknowledges that the Company and/or the other Released Parties would suffer irreparable harm and would not have an adequate remedy at law for money damages if Haske breached this Agreement. Accordingly, Haske acknowledges that the Company and/or the other Released Parties are entitled to seek a temporary or permanent injunction or injunctions to prevent breaches of performance, and to obtain specific enforcement of applicable covenants in addition to any other remedies to which the Company and/or the other Released Parties may be entitled, at law or in equity. Both Haske and the Company further acknowledge and agree that, if any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the party prevailing in any such litigation shall recover from the adverse party its actual damages and reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees incurred in connection with such dispute and litigation.

17.Further Assurances. Both Haske and the Company shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments, and documents, as the other party may reasonably request to carry out the intent and accomplish the purposes of this Agreement.

18.Acknowledgments. Haske hereby represents and warrants that, prior to signing below: (i) he has been advised to and has had the opportunity to consult with independent legal counsel of his choice; (ii) he has read this Agreement in its entirety, and fully understands its content and effect; (iii) he has not been subject to any form of duress or coercion in connection with this Agreement, is completely satisfied with the terms reflected in this Agreement, and, accordingly, knowingly and voluntarily enters this Agreement and agrees to be bound as described in this Agreement; and (iv) he has not acted in reliance upon any representation, advice, or other action of any Released Party, except as specifically set forth and provided for in this Agreement.

19.Effective Date; Counterparts. In order to be effective, this Agreement must be executed by Haske by no later than March 11, 2022, and the Parties must further have entered into the Consulting Services Agreement. Provided that such conditions are satisfied, then this Agreement shall become effective upon execution by Haske. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

ACCEPTED AND AGREED:

MICHAEL HASKE

/s/ Michael Haske
Michael Haske

March 11, 2022
Date

PAYLOCITY CORPORATION

By:	/s/ Steven R. Beauchamp

Name:	Steven R. Beauchamp
Title:	Chief Executive Officer

March 11, 2022
Date

EXHIBIT I – Outstanding Equity Awards
Time-Based RSU Awards

Number of Units	Vesting Date
4,218	8/14/2022
8,270	8/15/2022
5,605	8/15/2022
3,286	8/16/2022
4,219	8/14/2023
5,605	8/15/2023
3,286	8/16/2023
4,218	8/14/2024
3,286	8/16/2024

Performance-Based RSU Awards

Number of Units*	Vesting Date
14,413	8/15/2022

*Based on performance achieved

Market RSU Awards

Number of Units**	Vesting Date
7,232	9/1/2023
5,633	9/1/2024

**Based on 100% payout